[LANTRONIX  LOGO]

For  Immediate  Release

            Lantronix  Receives ISO 14001 and ISO 9001 Certification
      Commitment to Environmental Management Systems and Quality Processes
                      Strengthens Company's Worldwide Reach

IRVINE, Calif., Sept. 7, 2004 - Lantronix, Inc. (Nasdaq: LTRX), a leader in device networking and data center management, has successfully received ISO 14001:1996 and ISO 9001:2000 registration. ISO 14001 is a management system that helps companies develop and execute a policy that ultimately reduces harmful effects on the environment. A European Community Directive (2002/95/EC) requires that all products sold into Europe by July 2006 meet ISO 14001 standards. Japan also has a similar requirement in that "green" policies are also driven by the European Directive, but the actual implementation schedule is on a company by company basis.

"In the global marketplace, ISO 14001 is a critical element to long-term success," said Marc Nussbaum, CEO, Lantronix. "Europe and Asia are both important markets, which have contributed significantly to our growth. This certification in particular gives us a competitive advantage with our device networking and data center management products."

Both certifications are key to meeting customer and partner ISO requirements, and provide them with peace-of-mind, knowing they are aligned with a company that meets superior quality and environmental standards. Lantronix' channel partners can now confidently sell into government accounts that require ISO certification, and end-user customers can be assured of a long-term solution that won't need upgrading to meet future requirements for ISO certified products.

"Lantronix is proud of this achievement and of the hard work and energy put into this effort by our employees," said Nussbaum. "Not only do these certifications demonstrate the quality of our processes, but of the people who work at Lantronix and care about providing only the very best to our customers and business partners."

About  ISO

ISO (International Organization for Standardization) is the world's largest developer of standards. The organization consists of a network of national standards instituted from 148 countries working in partnership with international organizations, governments, industries, businesses and consumer representatives. ISO standards are technical agreements, which provide the framework for compatible technology worldwide. ISO 14001:1996 standards encourage organizations to systematically address the environmental impact of their manufacturing processes. ISO 9001:2000 is used as a business process tool that helps companies manage their business in a controlled manner, resulting in the production of high-quality products.

About  Lantronix,  Inc.

Lantronix, Inc. (NASDAQ: LTRX) provides technology solutions that deliver Net Intelligence , helping businesses remotely manage network infrastructure equipment and rapidly network-enable their physical electronic devices.
Lantronix connectivity solutions securely link a company's electronic assets through the network, allow access to business-critical data within each device and convert that data into actionable information. With this new intelligence, companies can achieve greater efficiencies, reduce resource consumption and proactively transform the way they do business. The leader in device networking and secure remote management solutions, Lantronix was founded in 1989 and has its worldwide headquarters in Irvine, California. For more information visit www.lantronix.com.

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Lantronix is a registered trademark of Lantronix, Inc.  All other trademarks are properties  of  their  respective  owners.

Media  Contacts:     Ruth  Rosene  /  Jenny  Slope
                     O'Leary  and  Partners
                     949-224-4090  /  949-224-4028
                     rrosene@olearypr.com  /  jslope@olearypr.com